May 15, 2006

For Immediate Release

Collegiate Pacific Inc. Q306 Fully Diluted EPS Rises 50% to $.12 vs. $.08 in Q305

•	Net Sales up 120% to $59.4 Million vs. $27.0 Million

•	Operating Profit up 88% to $3.2 Million vs. $2.0 Million

•	Gross Profit Margins Exceed 35% for the Quarter

Dallas, TX. Collegiate Pacific Inc. (AMEX – BOO) today announced results for its third fiscal quarter ended March 31, 2006. The company will host a conference call to discuss the results of the quarter and future plans today, May 15, 2006 at 10AM CST / 11AM EST. The dial in number for the call is 800-299-7928. The password for the call is 92158914. A replay of the call may be accessed for 30 days by using dial in number 888-286-8010 and password 35888336.

Michael J. Blumenfeld, Chairman and CEO of Collegiate Pacific stated: “We are pleased to report significant increases in net sales, operating profit and fully diluted earnings per share for the third fiscal quarter. To achieve this substantial increase in profitability while absorbing the final costs of our S-3 registration process, which was completed in February, is most gratifying and a tribute to our hard working employees across the country.”

Adam Blumenfeld, President of Collegiate Pacific stated: “We are extremely pleased with operations for the quarter. The 120% increase in sales for the quarter was underscored by double digit organic sales growth for businesses owned at least 12 months — suggesting continued strong demand from our core base of customers. Our catalog group and team dealer group (Dixie, OTS, Kesslers and Salkeld - “DOKS”) contributed to the significant, sequential gross margin improvement in the quarter to 35.3%. Margins increased sequentially by approximately 200 basis points over Q206 and actually surpassed Q305 on a comparative basis by 20 basis points. This accomplishment is meaningful as the Company acquired several businesses which carry historically lower gross margins (28-32% range) within the last 12 months. This margin strength and improvement, we believe, is a testament to successful implementation of pricing and selling strategies across our catalog and DOKS road sales groups, effective cross selling of our high margin proprietary products through our road sales professionals, and the effects of our continuing efforts at reducing cost of goods. We are particularly pleased to have demonstrated such margin enhancement during a period of inflated fuel and raw material costs worldwide. It speaks, we believe, to our continued ability to attract and retain customers through the company’s bundling of proprietary services and products such as 24-hour quick shipping and best of breed Internet technology – reducing the customers’ focus and dependency on price.”

“The company continues to review new product lines, new business development relationships, and acquisition targets, which may either extend our geographic reach or provide unique product and/or brands that allow for deeper, vertical penetration into our marketplace. We intend to continue to leverage our position as the nation’s largest one-stop shop for sporting goods equipment and team uniforms to the institutional market.”

Company Announces Sales Force Expansion Plans

Mr. Adam Blumenfeld continued: “Given the growing success and managerial talent of our DOKS road sales team, the company is embarking upon a long term aggressive salesman acquisition plan to bolster the size and geographic reach of its 175 man sales force. Over a multi year period, the company seeks to add seasoned sales teams and/or individuals that can contribute to revenues and earnings on a near immediate basis. Our management infrastructure has proven capable of effectively managing growth in existing territories and we will now look to expand this footprint – thereby bringing our combination of factory direct equipment and branded team uniforms to a broader swath of high schools and colleges across the country.”

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2006	2005
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$4,410,957	$40,325,716
Accounts receivable, net of allowance for doubtful accounts of
$1,551,497 and $1,042,496, respectively	37,003,133	18,131,753
Inventories	37,841,033	17,478,805
Current portion of deferred taxes	803,278	775,231
Prepaid income taxes	262,920	644,596
Prepaid expenses and other current assets	3,888,002	601,439

Total current assets	84,209,323	77,957,540
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $2,321,171 and $1,294,135, respectively	10,204,815	1,501,096
DEFERRED DEBT ISSUANCE COSTS, net of accumulated amortization of $905,325 and $392,932, respectively	2,505,034	3,017,427
INTANGIBLE ASSETS, net of accumulated amortization of $1,977,190 and $853,333, respectively	9,234,100	1,862,606
GOODWILL	43,090,458	23,848,345
OTHER ASSETS, net	592,622	409,068

Total assets	$149,836,352	$108,596,082

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$17,797,867	$9,782,479
Accrued liabilities	6,865,093	1,724,783
Dividends payable	254,853	255,144
Accrued interest	1,032,986	250,000
Current portion of long-term debt	12,161,922	329,867

Total current liabilities	38,112,721	12,342,273
DEFERRED TAX LIABILITY	497,405	700,146
NOTES PAYABLE AND OTHER LONG-TERM DEBT	55,138,337	50,448,153
MINORITY INTEREST IN SUBSIDIARY	8,111,294	—
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares
issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized;
10,271,778 and 10,205,780 shares issued and
10,185,752 and 10,119,754 shares outstanding, respectively	102,718	102,058
Additional paid-in capital	42,709,494	41,911,008
Retained earnings	5,821,834	3,749,895
Treasury stock at cost, 86,026 shares	(657,451)	(657,451)

Total stockholders’ equity	47,976,595	45,105,510

Total liabilities and stockholders’ equity	$149,836,352	$108,596,082

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
				(As restated)
Net sales	$59,417,658	$27,018,429	$171,093,834	$78,523,315
Cost of sales	38,420,621	17,544,088	113,639,708	52,012,219

Gross profit	20,997,037	9,474,341	57,454,126	26,511,096
Selling, general and administrative expenses	17,252,696	7,484,598	49,180,817	20,149,485

Operating profit	3,744,341	1,989,743	8,273,309	6,361,611

Other income (expense):
Interest income	25,005	179,288	99,343	237,732
Interest expense	(1,261,064)	(899,372)	(3,378,970)	(1,240,891)
Other income	155,198	32,774	243,671	153,337

Total other (expense)	(1,080,861)	(687,310)	(3,035,956)	(849,822)

Income before minority interest in income of consolidated subsidiary and income taxes	2,663,480	1,302,433	5,237,353	5,511,789
Income tax provision	787,326	514,772	1,813,376	2,266,426
Minority interest in income of consolidated subsidiary, net of tax	643,856	—	587,665	—

Net income	$1,232,298	$787,661	$2,836,312	$3,245,363

Weighted average number of shares outstanding:
Basic	10,183,973	10,094,747	10,174,843	10,002,640

Diluted	10,359,528	10,410,933	10,389,740	10,277,970

Net income per share common stock – basic	$0.12	$0.08	$0.28	$0.32

Net income per share common stock – diluted	$0.12	$0.08	$0.27	$0.32

Dividends declared per share common stock	$0.025	$0.025	$0.075	$0.075

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The company offers more than 4,500 products to 300,000 prospective and existing customers. The company distributes approximately 1.5 million catalogs annually and employs approximately 175 professional road salesmen. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Collegiate Pacific Inc., Dallas
Adam Blumenfeld, 972-243-8100
or
Michael Blumenfeld, 972-243-8100

Source: Collegiate Pacific Inc.